Exhibit 11

INTERNATIONAL PAPER COMPANY

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1)

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,
	2009	2008
Earnings from continuing operations	$257	$150
Discontinued operations	—	(17)

Net earnings	257	133
Effect of dilutive securities	—	—

Net earnings – assuming dilution	$257	$133

Average common shares outstanding	423.1	420.6
Effect of dilutive securities
Restricted stock performance share plan	—	2.6
Stock options	—	0.1

Average common shares outstanding – assuming dilution	423.1	423.3

Earnings per common share from continuing operations	$0.61	$0.36
Discontinued operations	—	(0.04)

Net earnings per common share	$0.61	$0.32

Earnings per common share from continuing operations – assuming dilution	$0.61	$0.35
Discontinued operations	—	(0.04)

Net earnings per common share – assuming dilution	$0.61	$0.31

Note: If an amount does not appear in the above table, the security was antidilutive for the periods presented.

(1)	Attributable to International Paper Company common shareholders.